              [LETTERHEAD OF HOUSLEY KANTARIAN & BRONSTEIN, P.C.]


                                March 31, 1998


Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
4111 E. Joppa Road, Suite 300
Baltimore, Maryland  21236

     Re:  Mutual Holding Company Formation and Stock Issuance
          Federal Income Tax Consequences
          ---------------------------------------------------

Ladies and Gentlemen:

     We have been requested as special counsel to Baltimore County Savings Bank, F.S.B., a federally chartered mutual savings bank (the "Bank" or the "Stock Bank," as the context requires), Baltimore County Savings Bank, M.H.C., a to-be-formed federally chartered mutual holding company (the "MHC"), and BCSB Bankcorp, Inc., a to-be-formed federally chartered savings and loan holding company (the "Company"), to express our opinion concerning certain Federal income tax matters relating to the transactions described below.

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to: the Plan of Reorganization, as adopted by the Bank's Board of Directors on October 22, 1997 and subsequently amended (the "Plan of Reorganization"); the Federal Mutual Charter and Bylaws of the Bank, as amended; the proposed Federal Stock Charter and Bylaws of the Stock Bank; the Plan of Stock Issuance as adopted by the Bank's Board of Directors on October 22, 1997 and subsequently amended (the "Plan of Stock Issuance"); the proposed Federal MHC Subsidiary Holding Company Charter and Bylaws of the Company; the proposed Charter and Bylaws of the MHC; the Affidavit of Representations dated as of March 31, 1998 provided to us by the Bank (the "Affidavit"); and the Prospectus included in the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on January 23, 1998 in connection with the Stock Issuance (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Prospectus filed as part of the Registration Statement.

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 2


                                  BACKGROUND
                                  ----------

     The Bank is a federal mutual savings bank operating through six banking offices serving Baltimore and Harford Counties in Maryland. The Bank was chartered by the State of Maryland in 1955 under the name Baltimore County Building and Loan Association. The Bank received federal insurance of its deposit accounts in 1985 and received a federal charter in 1987, at which time it adopted its present name of Baltimore County Savings Bank, F.S.B. At December 31, 1997, the Bank had total assets of $250.6 million, total deposits of $222.2 million and retained earnings of $24.5 million.

     The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, one- to four-family ("single-family") residences in the Bank's market area, and, to a lesser extent, other real estate loans, consisting of construction loans, single-family rental property loans and commercial real estate loans, and consumer loans, particularly automobile loans. The Bank derives its income principally from interest earned on loans and, to a lesser extent, interest earned on mortgage-backed securities and investment securities and other income. Funds for these activities are provided principally by operating revenues, deposits and repayments of outstanding loans and investment securities and mortgage-backed securities.

     As a federally chartered mutual savings bank, the Bank has no authorized capital stock. Instead, the Bank, in mutual form, has a unique equity structure. A savings depositor of the Bank is entitled to payment of interest on his or her account balance as declared and paid by the Bank, but has no right to a distribution of any earnings of the Bank except for interest paid on his deposit. Rather, such earnings become retained earnings (or equity) of the Bank. However, a savings depositor does have a right to share pro rata, with
                                                               --- ----
respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Bank is ever liquidated.

     Further, all holders of the Bank's savings, demand, and other authorized accounts are members of the Bank and thereby have voting rights in the Bank. Under the Bank's federal mutual charter, as amended, each savings depositor is entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Bank, and each borrower member who has a loan as of June 16, 1987 (hereinafter "borrower") is entitled to one vote for the period of time of existence of the loan, in addition to the votes (if any) to which such person is otherwise entitled in such borrower's capacity as a savings depositor of the Bank. Also under such federal mutual charter, no member is entitled to cast more than 1,000 votes. All of the interests held by a savings depositor in the Bank cease when such depositor closes his or her accounts with the Bank.

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 3

     The Company has not yet been incorporated. It will be incorporated under Federal law in connection with the consummation of the Reorganization and Stock Issuance at the direction of the Board of Directors of the Bank for the purpose of serving as a savings institution holding company of the Bank upon the acquisition of all of the capital stock issued by the Bank in the Reorganization. The Company has received approval from the OTS to acquire control of the Bank, subject to satisfaction of certain conditions. Prior to the consummation of the Reorganization and Stock Issuance, the Company has not engaged and will not engage in any material operations. Upon consummation of the Reorganization and Stock Issuance, the Company will have no significant assets other than the outstanding capital stock of the Bank, up to 50% of the net proceeds of the Offering (after deducting amounts infused into the Bank and used to fund the ESOP) and a note receivable from the ESOP. Upon consummation of the Reorganization and Stock Issuance, the Company's principal business will be overseeing the business of the Bank and investing the portion of the net Offering proceeds retained by it.

     As part of the Reorganization, the Bank will organize the MHC as a federal mutual holding company with the powers set forth in its proposed charter and bylaws. As long as they remain depositors of the Bank, persons who had membership or liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC after the Reorganization. Borrowers whose loans were outstanding on June 16, 1987 have membership rights in the Bank and, accordingly, will have membership rights in the MHC upon completion of the Reorganization so long as their loans remain outstanding. Members of the MHC (consisting solely of depositors and certain borrowers of the Bank) shall have exclusive authority to elect the board of directors of the MHC for so long as the MHC remains a mutual institution.

     The MHC's principal assets will be the shares of Common Stock received in the Reorganization and up to $250,000 received as its initial capitalization. Immediately after consummation of the Reorganization, it is expected that the MHC will not engage in any business activity other than its investment in, and control of, a majority of the Common Stock of the Company. The MHC will be a mutual corporation chartered under federal law and regulated by the OTS. The MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 4

                             PROPOSED TRANSACTIONS
                             ---------------------

     Pursuant to the Plan of Reorganization, the following will all occur on approximately the same date:

     (i) the Bank will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim One");

     (ii) Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim Two"); and

     (iii) Interim One will organize a Federal stock corporation (the Company) as a wholly owned subsidiary of Interim One.

     The following events will occur simultaneously:

     (i) the Bank will exchange its charter for a federal stock savings bank charter (Stock Bank). Such charter exchange is hereinafter referred to as the "Conversion". In the Conversion, members of the Bank will constructively receive common stock of Stock Bank in exchange for their mutual interests in the Bank.

     (ii) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter (MHC).

     (iii) Interim Two will merge with and into Stock Bank, with Stock Bank surviving. In connection with the merger, the shares of Interim Two common stock owned by the MHC prior to the merger shall be converted into and become shares of Stock Bank common stock, and the shares of Stock Bank common stock constructively received by the Stock Bank stockholders (formerly the members holding mutual interests in the Bank) will be transferred to the MHC by such persons in exchange for mutual interests in the MHC.

     (iv) the MHC will transfer all of the outstanding shares of Stock Bank to the Company.

     Simultaneously with the Reorganization, the Company will, subject to the provisions of the Plan of Stock Issuance and the Plan of Reorganization, conduct a stock offering and sale of up to 49.9% of the shares of Common Stock to be outstanding following consummation of the

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 5

Reorganization and Stock Issuance to certain members of the Bank, certain employee benefit plans, and to other investors pursuant to the Plan of Stock Issuance.

     Pursuant to the Plan of Stock Issuance, the Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription and Community Offerings may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

     The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan of Stock Issuance will be determined by the Boards of Directors of the Bank and the Company, or their respective designees, immediately prior to the simultaneous completion of all such sales of Common Stock contemplated by the Plan of Stock Issuance, on the basis of the estimated pro forma market value of the Stock Bank, which will in turn be
          --- -----
determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to an amount that is within an offering range that will be based upon an Estimated Valuation Range which will vary from 15% below to 15% above the estimated midpoint of the Estimated Valuation Range and which may also be in the range that is 15% above the high end of the Estimated Valuation Range. Pursuant to the Plan of Stock Issuance, all such shares of Common Stock will be issued and sold at a uniform price per share. The Stock Issuance, including the sale of newly issued shares of the stock of the Stock Bank to the Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

     Under the Plan of Stock Issuance and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

     (1)  Eligible Account Holders;

     (2)  Tax-Qualified Employee Stock Benefit Plans;

     (3)  Supplemental Eligible Account Holders; and

     (4)  Other Members.

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 6

However, any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may be first sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above. In the event of an oversubscription within any of the remaining subscription priority categories, preference may be given within such category to natural persons and trusts of natural persons who are permanent Residents of the Bank's Local Community, if permitted by applicable law and approved by the Bank's Board of Directors in its sole discretion.

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering in the following order of priority:

     (a) Natural persons and trusts of natural persons who are permanent Residents of the Bank's Local Community; and

     (b)  The general public.

Shares not sold in the Subscription Offering and the Community Offering, if any, may thereafter be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of such shares in the Subscription Offering, Community Offering, and as sold through the selected broker-dealers would be consummated at the same time.

     In connection with the Reorganization, the Plan of Stock Issuance provides that the Bank and the Company will form a charitable foundation to be named Baltimore County Savings Bank Foundation (the "Foundation"). The Foundation will be incorporated under Maryland law as a non-stock corporation, and the Company will contribute 75,000 shares of Common Stock to fund the Foundation following consummation of the Reorganization and Stock Issuance. The Company and the Bank believe that the funding of the Foundation with Common Stock is a means of establishing a common bond between the Bank and its community and thereby enables the Bank's community to share in any growth and success of the Company over the long term. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise.

     The Foundation will be dedicated to charitable purposes within the Baltimore metropolitan area, including, but not limited to, providing grants or donations for housing assistance, scholarships, local education, not-for-profit medical facilities, assistance to community groups and other similar types of organizations or projects. The Foundation will submit a request to the Internal

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 7

Revenue Service ("IRS") to be recognized as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     As a result of these steps, the Stock Bank will be a wholly owned subsidiary of the Company, which will be a majority-owned subsidiary of the MHC. The MHC will not have any authorized capital stock.

     Those persons who as of the date of the Reorganization and Stock Issuance hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization and Stock Issuance, all depositors and borrowers who had membership rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the MHC, so long as they continue to hold deposit accounts or borrowings with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization and Stock Issuance will have ownership rights solely with respect to the MHC so long as they continue to hold deposit accounts with the Stock Bank.

     The Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the MHC. So long as the MHC is in existence, however, it must own a majority of the voting stock of the Company. The Company may issue any amount of non-voting stock to persons other than MHC. No such non-voting stock will be issued as of the date of the Reorganization.


                                    OPINION
                                    -------

     Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transactions.

     1. The Conversion is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Code Section 368(a)(1)(F).

     2. No gain or loss will be recognized by the Bank or Stock Bank in the Conversion. (Code Sections 361(a) and 357(a), and 1032(a)).

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 8

     3. Stock Bank's holding period in the assets received from Bank will include the period during which such assets were held by the Bank. (Code
Section 1223(2)).

     4. Stock Bank's basis in the assets of Bank will be the same as the basis of such assets in the hands of Bank immediately prior to the proposed transaction. (Code Section 362(b)).

     5. The contribution of Stock Bank by its owners to MHC in exchange for mutual ownership interests in MHC will constitute a transfer of property solely in exchange for stock pursuant to Section 351(a) of the Code.

     6. The membership interests in MHC will be treated as stock within the meaning of Section 351(a) of the Code.

     7. No gain or loss will be recognized by the mutual interest holders of the Bank on the exchange of their interests in the Bank solely for a constructive stock interest in the Stock Bank followed by an exchange of their interests in the Stock Bank solely for mutual interests in MHC. (Code Section 351(a)).

     8. Each of Bank's mutual interest holder's basis in their mutual interest in MHC received in the transaction will be the same as their basis in their mutual interest in Bank surrendered in the transaction (Section 358(a)(1) of the Code).

     9. The requirement of Section 1.368-1(b) of the treasury regulations that there be continuity of interest on the part of the owners of the enterprise prior to the Reorganization is satisfied by the constructive exchange of the depositors' mutual ownership interests in the Bank for stock interests in Stock Bank, notwithstanding the depositors' constructive exchange of that stock for mutual ownership interests in MHC thereafter.

     10. The holding period of the mutual interests of MHC to be received by the mutual interest holders of Bank includes the period during which the mutual interest in Bank surrendered in exchange therefor was held, provided that the mutual interest in Bank was held as a capital asset in the hands of the mutual interest holder of Bank on the date of the exchange (Section 1223(1) of the Code).

     11. MHC will recognize no gain or loss upon the receipt of property from Stock Bank stockholders in exchange for membership interests in the MHC. (Code
Section 1032(a)).

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 9

     12. MHC's basis in the property received from Stock Bank stockholders will be the same as the basis of such property in the hands of Stock Bank stockholders immediately prior to the transfer of Stock Bank common stock to the MHC for membership interests. (Code Section 362(a)).

     13. MHC's holding period for the property received from Stock Bank's stockholders will include the period during which such property was held by Stock Bank stockholders. (Code Section 1223(2)).

     14. The transfer by MHC of the stock of Stock Bank, a wholly owned subsidiary of MHC, to its other wholly owned subsidiary, Company, will constitute a tax-free exchange of property solely for voting stock pursuant to Code Section 351. MHC will not receive additional Common Stock in the exchange. Since MHC owns one hundred percent of the Common Stock at the time of the transfer, the issuance of additional Common Stock to MHC would be meaningless.

     15. MHC will recognize no gain or loss upon the transfer of Stock Bank common stock to Company in the exchange. (Code Section 351(a)).

     16. Company will recognize no gain or loss on its receipt of Stock Bank common stock. (Code Section 1032(a)).

     17. Company's basis in the Stock Bank common stock will equal the basis of the Stock Bank common stock in MHC's hands immediately before the constructive exchange. (Code Section 362(a)).

     18. MHC will increase its basis in its shares of Common Stock by MHC's basis in its Stock Bank common stock. (Code Section 358(a)).

     19. The Company's holding period for the shares of Stock Bank stock received from the MHC will include the period that MHC held, or is deemed to have held the shares. (Code Section 1223(2)).

     20. No gain or loss will be recognized by the Stock Bank upon its receipt of money from the Company (Section 1032(a) of the Code). The Company will not receive additional Common Stock in exchange for the money received. Since the Company owns one hundred percent of the Stock Bank common stock at the time of the transfer, the issuance of additional

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 10

Stock Bank common stock to the Company would be meaningless. The Company will be transferring solely cash to the Stock Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-
                                                              ---
357, 1969-1 C.B. 101).

     21. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

     22. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Stock Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Reorganization. (Section 1001(a) of the Code; Treas. Reg. (S)1.1001-1(a)).

     23. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Stock Bank received as part of the Reorganization and Stock Issuance will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor (Section 1012 of the Code).

     24. Each depositor of the Bank will recognize gain upon the receipt of his or her subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of a depositor's interest in such subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Offering but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Issuance would be subject to immediate recognition.

     25. No gain or loss will be recognized upon the exercise of a subscription right in the Reorganization. (Rev. Rul. 56-572, 1956-2 C.B.182).

     26. The basis of the shares of Common Stock acquired in the Offering will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 11

     27. The holding period of the Common Stock acquired pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).

     28. The establishment of the Foundation by the Bank and the Company and the subsequent contribution of 75,000 shares of Common Stock to the Foundation by the Company will not affect any of the foregoing opinions.


                               SCOPE OF OPINION
                               ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Reorganization and Stock Issuance. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Bank's applications with the OTS on Forms MHC-1, MHC-2, and H-(e)1. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Boards of Directors
Baltimore County Savings Bank, F.S.B.
Baltimore County Savings Bank, M.H.C.
BCSB Bankcorp, Inc.
March 31, 1998
Page 12

                                   CONSENTS
                                   --------

     We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1 filed by the Company with the OTS in connection with the Reorganization and the reference to our firm in the Application H-(e)1 under
Item 110.55 therein.

     We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and Forms MHC-1, and MHC-2, respectively, and the references to our firm in the Proxy Statement and the Prospectus, which are parts of the Registration Statement and Forms MHC-1 and MHC-2, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Tax Effects," "Legal Opinions," and "Tax Opinions," respectively.


                                   Very truly yours,

                                   HOUSLEY KANTARIAN & BRONSTEIN, P.C.


                                   By: /s/ Gary R Bronstein
                                      --------------------------------
                                       Gary R. Bronstein